  EXHIBIT  12

ROBERT BRANTL, ESQ.

181 Dante Avenue

Tuckahoe, NY 10707

917-513-5701

August 2, 2024

Fortune Nickel and Gold Inc.

800 Westchester Ave Suite 641N

Rye Brook, NY 10573

                Re:    Offering Statement on Form 1-A

Ladies and Gentlemen:

I have acted as special counsel to Fortune Nickel and Gold Inc., a New York corporation (the “Company”), in connection with the filing with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), of the Offering Statement on Form 1-A (the “Offering Statement”) relating to an offering by the Company (the “Offering”) of up to 40,000,000 shares of the Company’s Common Stock, par value $0.001 per share (the “Shares”).

In rendering the opinion expressed below, I have (a) examined the originals, or copies certified or otherwise identified to my satisfaction, of such agreements, documents and records of the Company and such other instruments and certificates of public officials, officers and representatives of the Company and others as I have deemed necessary or appropriate for the purposes of such opinion, (b) relied as to factual matters upon, and have assumed the accuracy of, the statements made in such agreements, documents, records, instruments and certificates and (c) made such investigations of law as I have deemed necessary or appropriate as a basis for such opinion. In rendering the opinion expressed below, I have assumed, without independent investigation or inquiry, (i) the authenticity and completeness of all documents submitted to me as originals, (ii) the genuineness of all signatures on all documents that I examined, (iii) the conformity to authentic originals and completeness of documents submitted to me as certified, conformed or reproduction copies and (iv) the legal capacity of all natural persons executing documents.

                                Based upon and subject to the foregoing and the assumptions, qualifications and limitations hereinafter set forth, I am of the opinion that the Shares will, upon issuance in accordance with the terms set forth in the Offering Statement, including the payment of the consideration therefor set forth therein, be legally issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as an exhibit to the Offering Statement and to the reference to my name under the caption “Legal Matters” in the Offering Statement. In giving such consent, I do not concede that I am within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

I am a member of the bar of the State of New York. I express no opinion as to the laws of any other jurisdiction.

Very truly yours, /s/ Robert Brantl